EXHIBIT 99.1

Press Release, June 22, 2006 —	SPARTECH ANNOUNCES APPOINTMENT OF NEW MEMBER TO ITS BOARD OF DIRECTORS

Company Contacts:
George A. Abd	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release
Thursday, June 22, 2006
SPARTECH ANNOUNCES APPOINTMENT OF NEW MEMBER
TO ITS BOARD OF DIRECTORS
     ST. LOUIS, June 22, 2006 — Spartech Corporation (NYSE-SEH) announced today that its Board of Directors elected Mr. Edward J. Dineen as a member of the Board effective June 22, 2006. Mr. Dineen is Senior Vice President of Chemicals and Polymers for Lyondell Chemical Company. He has held a series of senior Executive positions with Lyondell since 1998 including Senior Vice President of Intermediates and Performance Chemicals and Urethanes. Prior to these positions at Lyondell he held positions with Arco Chemical in Business leadership, Supply Chain and Development during his career with Arco from 1977 through 1998. Mr. Dineen graduated with a BS in Chemical Engineering from the Cooper Union for the Advancement of Science and Art an MS in Chemical Engineering from Princeton University and a Masters in Management from Drexel. He resides in Houston, Texas with his wife, Kathleen. They have three children:  Sean (24), Brian (22) and Megan (19).
     Spartech’s Chairman, Jack W. Robinson, stated, “On behalf of all the stakeholders of Spartech, it is with great pleasure that I welcome Ed Dineen to our Board of Directors. Ed’s extensive experience will add great value in the strategic oversight of Spartech.” Spartech’s CEO George Abd added, “Ed will add a level of experience in the resin market that we do not have currently on our Board. His insight on the global petrochemical market will be invaluable as the company moves forward.”
     Prior to Mr. Dineen’s election, Randy Martin the Company’s Executive Vice President and CFO resigned his seat on the Board. The Spartech Board now consists of 9 directors of whom 8 are classified as independent. Mr. Robinson commented, “Randy has done an exceptional job as a director of the corporation over the past 6 years. This move allows the company to have a more independent board and will allow better segregation of management and oversight responsibilities with Randy focusing on his critical responsibilities as CFO.”
     Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico and Europe, with annual sales of approximately $1.4 billion.